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                                                                    EXHIBIT 24.2

                           LETTER REGARDING UNAUDITED
                         INTERIM FINANCIAL INFORMATION

Zebra Technologies Corporation
333 Corporate Woods Parkway
Vernon Hills, Illinois 60061-3109

Ladies and Gentlemen:

With respect to the registration statement on Form S-3, we acknowledge our awareness of the use therein of our reports dated April 15, 1997 and July 15, 1997 related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

Very truly yours,

KPMG Peat Marwick LLP

Chicago, Illinois
August 8, 1997